UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.  C.



FORM 8-K



CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


__________August 12, 2002_________

Date of Report ( Date of earliest event reported )



NEUROGENESIS, INC.
( Exact name of Registrant as specified in its charter )




Delaware                            0-31437          76-0320137
(State or other jurisdiction    (Commission        (IRS Employer
 of Incorporation)               File Number)       Identification)






120 Park Avenue	  League City, Texas
77058
Address of principal executive offices)
(Zip Code)


Registrars telephone number, including area code __(281)_557-7877__




_______N/A_________________________________________
 ( Former name or former address if changed after last report)














Item 5.  Other Events

(a) On August 12, 2002 Neurogenesis, Inc. announced that a Shareholders meeting would be held at 10:00 A. M. on September 19, 2002.
    The location will be the Commodore's Room of the Houston Yacht Club, 3620 Miramar, LaPorte, Texas.
    (b) Exhibits
    (1) President's letter to Shareholders
    (2) Notice of Shareholders Meeting



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          NEUROGENESIS, INC
                                          (Registrant)



Date ____August_12, _2002______ By:      /s/  Albert H. Bieser

                                              ( Signature)
                                              Albert H. Bieser
                                              President



































EXHIBITS

August 12, 2002


Dear Shareholder:

The year 2001 saw the beginning of what is proving that we are indeed a Phoenix arising from the ashes. In 1995, the current management of the company was asked to take over the company. The bank statement showed a balance of -$17.50. This came as a result of the previous management's using all of the cash and trading away its inventories and most of its furniture and office equipment. This condition of the company prohibited it from receiving further outside funds.

Your company's management was able to secure the services of a law firm to file and pursue law suites against the previous management and another company which was infringing upon our patent protection. The first suit was won after about a year. The second took two years and even after a judgment had been won they continued to infringe.
A contempt suit then had to be carried to the U.S. 3rd Circuit Court of Appeals. This too, the company won and in so doing made our patents very strong. Proof of this came when a third company began infringing and ceased immediately upon hearing of the 3rd Circuit decision.

In January, 1998 the company acquired two other companies, Natural Neuro Nutrition and Neuro Health Products, in exchange for stock. This gave NeuroGenesis a little working capital, an active network marketing capability and a few hospital and clinic customers. It had no money for large-scale advertising and thus committing to network marketing became the correct path for re-building and growth.

By the year 2000, the network marketing industry had progressed.
New and more professionalbrochures and literature were needed.
(About $6,000 were spent on this.) It also required an Internet presence. This involved instant reporting of sales activity to distributors, complex commission systems, Internet shopping cart capability, Internet "pages" with strong "grabbers", and more. It took us over $49,000 to get this done. We then spent a great deal of work and time traveling back and forth to the system and ASP facilities to get the system working to our specific needs. As a part of this we had to buy and install nine computers at a capital cost of about $9,500.

In addition to the above "growth" expenses, there were just over $19,000 of one-time, extraordinary expenses associated with the change from the clinical to network marketing business. For example, we needed to convert the complete accounting system to new hardware as well as software. Mailing onebottle per order rather than a case of 12 meant larger facilities were needed, and so forth.

2001 sales grew more than 50% over 2000. By 2002 monthly sales are growing even more rapidly than their 2001 monthly equivalents. In June, 2002, sales were $109,281. The work and expenses leading to this rapid expansion were thus proved effective! Please note that while the audit shows a profit of $14,925 in 2000 and a loss of $52,688 in 2001, if one subtracts the above unusual, year 2001 expenses, a profit of $41,160 could have been shown.

All things considered, we believe you'll agree we can expect 2002 to be a banner year!

Sincerely,
NeuroGenesis, Inc.


Albert H. Bieser,
President







NeuroGenesis, Inc.
Shareholders Meeting
Announcement


August 12, 2002


The annual meeting of the shareholders of NeuroGenesis, Inc. will be held at 10:00 a.m.,September 19, 2002. The location will be the Commodore's Room of the Houston Yacht Club,3620 Miramar, LaPorte, Texas.

The purpose of the meeting is to:
1. Elect four (4) Directors to serve on the Board until the next annual meeting;
2. Select the auditors of the Corporation to serve until the next annual meeting;
3. Act on any matters that may properly come before the meeting.

Under the new stringent Securities & Exchange Commission rules, the simple proxies we have been able to use in the past are longer acceptable.
Proxies are now a highly structured and regulated document, which would require our corporate attorneys to draft. As a cost saving measure, management has waived the customary request of proxies.

We anticipate having all our 10K and 10Q filings up to date by the Shareholders Meeting. NeuroGenesis's 2001 audit, which is part of the 10K maybe found on the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

We sincerely hope you will be able to attend, vote your shares and learn about our great expectations for the coming year.

Sincerely,
NeuroGenesis, Inc.



Lary A. Dorrington
Corporate Secretary